Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Brink’s Company:

We consent to the incorporation by reference in the registration statements (No. 333-02219, 333-78633, and 333-70766) on Form S-8 of The Brink’s Company of our report dated June 28, 2007, with respect to the statements of assets available for benefits of The Brink’s Company 401(k) Plan as of December 31, 2006 and 2005, the related statement of changes in assets available for benefits for the year ended December 31, 2006, and related supplemental schedule, which report is included in the 2006 Annual Report on Form 11-K of The Brink’s Company 401(k) Plan.

/s/ KPMG LLP

Richmond, Virginia

June 28, 2007